Exhibit 10.44

VISHAY INTERTECHNOLOGY, INC.
Non-Employee Director Compensation Plan

The Board of Directors (“Board”) of Vishay Intertechnology, Inc. (the “Company”) has approved the following compensation arrangements for all non-employee directors of the Company (“Non-Employee Directors”), effective as of January 1, 2021.

Cash Compensation

I.	Base Retainer

Non-Employee Director Annual Retainer: $70,000

II.	Additional Fees for Committee Service

Committee Chair Annual Fees
•	Nominating and Corporate Governance Committee: $15,000
•	Compensation Committee: $20,000
•	Audit Committee: $30,000

Committee Annual Membership Fees (all members other than applicable Committee Chair)
•	Nominating and Corporate Governance Committee: $5,000
•	Compensation Committee: $10,000
•	Audit Committee: $12,000

The Non-Employee Director Base Retainer and Additional Fees shall be paid in two semi-annual installments, in arrears. Cash fees shall be pro-rated for Non-Employee Directors who are only in service for a portion of an installment period.

Equity Compensation

A restricted stock unit grant will be awarded to each Non-Employee Director on the first stock trading day of the calendar year (the “Annual Grant”). The number of restricted stock units granted will be calculated by dividing $180,000 by the closing price of the Company’s common stock on the last trading day of the preceding calendar year. The Annual Grant will vest in full on January 1st of the third year following the date of grant (the “Vesting Date”), subject to the Non-Employee Director’s continued service on the Board through such date. In the event that the Non-Employee Director ceases to provide services prior to the Vesting Date for any reason other than a removal from the Board for “cause”, the Annual Grant shall be vested on a pro-rata basis. In the event of a change in control while the Annual Grant remains outstanding, the Annual Grant shall vest in its entirety. The applicable grant agreement shall set forth the timing for settlement of the vested restricted stock units.

Mid-Year Appointments

The equity compensation of a Non-Employee Director elected or appointed to the Board other than at a regularly scheduled annual meeting of stockholders will be determined by the Board, in its discretion.